Exhibit 4.2

FORM OF WARRANT CERTIFICATE

THE WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [THE DATE THAT IS FOUR MONTHS AND ONE DAY FROM THE CLOSING DATE].

THE SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON TSX.

Warrant Certificate No.: ■

Original Issue Date: October ■, 2025

FOR VALUE RECEIVED, Perpetua Resources Corp., a company incorporated under the Business Corporations Act (British Columbia) (the “Company”), hereby certifies that [•], a [•] (the “Holder”) is entitled to purchase from the Company ■ Common Shares (as defined below) at an exercise price per share of $■ (subject to adjustment as provided herein, the “Exercise Price”), all subject to the terms, conditions, and adjustments set forth in this Warrant. Certain capitalized terms used herein are defined in Section 1.

1.            Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:

(a)	“Act” means the Business Corporations Act (British Columbia).

(b)	“affiliate” means (a) for so long as the Company is subject to the reporting requirements of the Exchange Act as a domestic issuer, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such first Person (the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise); or (b) at any time during which (a) does not apply shall have the meaning ascribed to such term in the Act, as in effect on the date of this Agreement.

(c)	“Aggregate Exercise Price” means an amount equal to the product of: (i) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 3; and (ii) the Exercise Price in effect as of the Exercise Date.

(d)	“Applicable Securities Laws” means the securities legislation, the respective regulations made thereunder, and the rules, policies, notices and orders issued by applicable securities regulatory authorities, including the Exchanges, in each case having application over the Warrants and the Company in Canada and the United States.

(e)	“Business Day” means any day, except a Saturday, Sunday, or civic or statutory holiday in the province of Ontario and the State of New York, on which commercial banks in the city of New York, New York or Toronto, Ontario are open for business.

(f)	“Capital Reorganization” has the meaning set forth in Section 5(d).

(g)	“Common Share Reorganization” has the meaning set forth in Section 5(a)(iv).

(h)	“Common Shares” means the common shares without par value in the capital of the Company and any securities issued in replacement thereof pursuant to any merger, consolidation, other corporate reorganization or other similar event with respect to the Common Shares in accordance with the terms of this Warrant.

(i)	“Company” has the meaning set forth in the preamble.

(j)	“Current Market Price” of a Common Share at any date means the price per share equal to the weighted average trading price at which the Common Shares have traded on the Nasdaq or such other principal stock exchange on which the greatest volume of Common Shares may then trade or, if the Common Shares are not then listed on any stock exchange, in the over-the-counter market, during the period of any 20 consecutive Trading Days ending on that date that is three Business Days before such date; provided that the weighted average trading price shall be determined by dividing the aggregate sale price of all Common Shares sold on said exchange or market during the said 20 consecutive Trading Days by the total number of Common Shares so sold; provided further that if the Common Shares are not traded for 20 consecutive Trading Days, the simple average of the following prices established for each of the 20 consecutive Trading Days:

(i)	the average of the bid and ask prices for each day on which there was no trading; and

(ii)	the closing price of the Common Shares for each day that there was trading;

provided, however, if the Common Shares are not then listed on any such exchange or market, the Current Market Price shall be determined by a firm of independent chartered accountants selected by the directors of the Company, acting reasonably and in good faith.

(k)	“Exchanges” means the Nasdaq and the TSX or such other stock exchange(s) on which the Common Shares are listed or quoted at the applicable time.

(l)	“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3(a) shall have been satisfied.

(m)	“Exercise Notice” has the meaning set forth in Section 3(a)(i).

(n)	“Exercise Period” has the meaning set forth in Section 2.

(o)	“Exercise Price” has the meaning set forth in the preamble.

(p)	“Expiry Date” means ■ or, if such date is not a Business Day, the first Business Day following such date.

(q)	“Expiry Time” has the meaning set forth in Section 2.

(r)	“Holder” has the meaning set forth in the preamble.

(s)	“Nasdaq” means The Nasdaq Capital Market operated by The NASDAQ Stock Market LLC.

(t)	“Original Issue Date” means October ■, 2025.

(u)	“parties” means collectively, the Company and the Holder and “party” means any of them.

(v)	“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization, or government or department or agency thereof.

(w)	“Redemption Date” has the meaning set forth in Section 4(b).

(x)	“Redemption Notice” has the meaning set forth in Section 4(a).

(y)	“Redemption Price” has the meaning set forth in Section 4(a).

(z)	“Registration Rights Agreement” means the agreement between the Holder and the Company dated as of October ■, 2025, pursuant to which the Company has granted the Holder certain rights regarding the registration of the resale of the Warrant Shares (and any other securities as set forth therein) under Applicable Securities Laws.

(aa)	“Rights Offering” has the meaning set forth in Section 5(b).

(bb)	“Securities Act” means the United States Securities Act of 1933, as amended.

(cc)	“Special Distribution” has the meaning set forth in Section 5(c).

(dd)	“Subscription Agreement” means the subscription agreement dated October ■, 2025 between the Company and the Holder.

(ee)	“TSX” means the Toronto Stock Exchange.

(ff)	“Trading Day” means, with respect to any Exchange, a day on which such Exchange is open for trading and on which Common Shares are actually traded thereon.

(gg)	“Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.

(hh)	“Warrant Shares” means the Common Shares of the Company then purchasable upon exercise of this Warrant in accordance with the terms of this Warrant.

2.            Term of Warrant. Subject to the terms and conditions hereof, at any time or from time to time after the date hereof, and at or prior to 5:00 p.m. (New York City time) (the “Expiry Time”), on the Expiry Date (the “Exercise Period”), the Holder of this Warrant may exercise this Warrant for all or any part of the Warrant Shares purchasable hereunder (subject to adjustment as provided herein).

3.            Exercise of Warrant.

(a)	Exercise Procedure. This Warrant may be exercised from time to time during the Exercise Period for all or any part of the unexercised Warrant Shares by:

(i)	delivery or surrender of this Warrant to the Company electronically or at its then principal executive offices (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft, or destruction), together with an exercise notice in the form attached hereto as Exhibit A (each, an “Exercise Notice”), duly completed (including specifying the number of Warrant Shares to be purchased) and executed; and

(ii)	payment to the Company of the Aggregate Exercise Price in accordance with Section 3(b).

(b)	Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made by: (i) delivery to the Company of a certified or official bank cheque payable to the order of the Company; or (ii) wire transfer of immediately available funds in accordance with the wire transfer instructions set out in Exhibit C (or as the Company may otherwise designate from time to time), in each case in an amount equal to the Aggregate Exercise Price.

(c)	Delivery of Share Certificates. Upon satisfaction of the exercise procedures set out in Section 3(a), the Company shall, as promptly as practicable and in any event within three Business Days, cause the Warrant Shares issuable upon such exercise to be issued and registered in the name of the Holder (or, subject to compliance with Section 6 below, such other Person as shall be designated in the Exercise Notice) on the records of the Company’s transfer agent and deliver or cause to be delivered to the Holder a certificate for the number of Warrant Shares so exercised or, at the option of the Holder, the Company shall cause such Common Shares to be entered into a direct registration or other electronic book-entry system and deliver or caused to be delivered evidence of such entry or registration to the Holder. Notwithstanding the foregoing, this Warrant shall be deemed to have been exercised and the Holder or any other Person so designated shall be deemed to have become the holder of record of such Warrant Shares for all purposes as of the Exercise Date.

(d)	Fractional Warrant Shares. No fractional Warrant Shares shall be issued or otherwise provided for hereunder. Where fractional Warrant Shares would, but for this Section 3(d), have been issued upon exercise of this Warrant, such fractional Warrant Shares shall be rounded down to the nearest whole number without compensation to the Holder therefor.

(e)	Delivery of New Warrant. The Holder may exercise this Warrant for only a portion of the Warrant Shares issuable hereunder. In the event of any such partial exercise prior to the Expiry Time, the Company shall, as promptly as practicable and in any event within three Business Days, deliver to the Holder a new warrant certificate evidencing the rights of the Holder to purchase the remainder of the Warrant Shares called for by this Warrant. Such new warrant certificate shall in all respects be identical to this Warrant, other than with respect to the number of Warrant Shares issuable thereunder.

(f)	Valid Issuance of Warrant and Warrant Shares; Payment of Taxes. The Company hereby represents, covenants, and agrees:

(i)	This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(ii)	All Warrant Shares issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid, and non-assessable, issued without violation of any preemptive or similar rights of any shareholder of the Company and free and clear of all taxes, liens, and charges.

(iii)	The Company shall take all such actions as may be necessary to ensure that all such Warrant Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of the Exchanges.

(iv)	The Company shall use its best efforts to cause the Warrant Shares, immediately upon such exercise, to be listed on the Exchanges.

(v)	Subject to Section 6, the Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of this Warrant.

(vi)	The Company shall use its commercially reasonable efforts to preserve and maintain its corporate existence; provided, however, that this Section 3(f)(vi) shall in no way limit the Company from effecting any Capital Reorganization or similar transaction so long as the applicable provisions of Section 5 have been satisfied with respect thereto.

(vii)	The Company shall make all requisite filings under Applicable Securities Laws, and shall use commercially reasonable efforts to remain a reporting issuer not in default (or equivalent) of any requirement of such acts and regulations and shall use commercially reasonable efforts to otherwise maintain the status of the Company as a reporting issuer not in default (or equivalent) in the Provinces of Newfoundland and Labrador, Prince Edward Island, Ontario, Saskatchewan, Manitoba, British Columbia, Nova Scotia, Alberta, New Brunswick and in the United States and remain in full compliance with the periodic reporting and other substantive requirements under Applicable Securities Laws.

(viii)	The Company shall promptly advise the Holder in writing upon becoming aware of any default under the terms of this Warrant.

(ix)	If the Company is a party to any transaction in which the Company is not the continuing corporation, the Company shall obtain all consents which may be necessary or appropriate under applicable law to enable the continuing corporation to give effect to this Warrant.

(x)	The Company shall duly perform and carry out all of the acts or things to be done by it as provided under this Warrant.

(xi)	The Company shall not close its transfer books or take any other action which might deprive the Holder of the opportunity of exercising its right to subscribe for Warrant Shares pursuant to this Warrants during the 5 Business Day period after the giving of notice required by Section 5(f)(iii).

(g)	Reservation of Shares. During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued Common Shares or other securities constituting Warrant Shares, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant. The Company shall not increase the par value of any Warrant Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, and shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Common Shares upon the exercise of this Warrant.

4.            Redemption.

(a)	Company Redemption Right. Subject to the terms and conditions set forth in this Section 4, at any time while this Warrant is outstanding and exercisable and prior to the Expiry Date, the Company may, at its option, redeem this Warrant, in whole but not in part, upon not less than thirty (30) days’ prior written notice (the “Redemption Notice”) to the Holder at a redemption price of $0.01 per Warrant Share (the “Redemption Price”) if:

(i)	the last reported closing price of the Common Shares on the Nasdaq (or the Exchange on which the Common Shares are then principally traded) has equaled or exceeded $■ per Common Share (subject to adjustment in accordance with Section 5) for twenty (20) consecutive Trading Days ending on the third Trading Day prior to the date on which the Redemption Notice is given; and

(ii)	there is an effective registration statement covering the resale of the Warrant Shares underlying this Warrant by the Holder, and a current prospectus relating thereto, available throughout the period from the Redemption Notice through the Redemption Date.

(b)	Exercise Right During Redemption Period. The Redemption Notice shall specify the date fixed for redemption (the “Redemption Date”), which shall be no less than thirty (30) days and no more than forty-five (45) days after the date of the Redemption Notice. The Holder may, at any time prior to 5:00 p.m. (New York City time) on the Redemption Date, exercise this Warrant in accordance with Section 3. Any Warrant not exercised at or prior to 5:00 p.m. (New York City time) on the Redemption Date shall be automatically cancelled and the Holder shall thereafter be entitled only to receive the Redemption Price.

(c)	Method of Payment. The Redemption Price shall be paid in cash by wire transfer of immediately available funds to an account designated in writing by the Holder (or, if no account is designated, by Company cheque mailed to the Holder in accordance with Section 11) as soon as practicable after the Redemption Date.

(d)	No Partial Redemption. The Company may only redeem the Warrant in whole and not in part. For purposes of this Section 4(d), the Company’s right of redemption shall apply to all Warrants issued in respect of this Warrant as a result of any division, combination, or assignment hereof, and may only be exercised with respect to the entirety of the aggregate Warrant Shares represented by such Warrants.

(e)	Notice. The Company shall provide the Redemption Notice in accordance with Section 11.

5.            Adjustment to Exercise Price and Number of Warrant Shares. The Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 4 (in each case, after taking into consideration any prior adjustments pursuant to this Section 4).

(a)	Common Share Reorganization. If the Company, at any time or from time to time after the Original Issue Date shall:

(i)	subdivide, redivide or change the outstanding Common Shares into a greater number of shares;

(ii)	reduce, combine or consolidate the outstanding Common Shares into a smaller number of shares;

(iii)	issue Common Shares, or securities exchangeable for, or convertible into, Common Shares, to the holders of all or substantially all of the outstanding Common Shares by way of a stock dividend; or

(iv)	make a distribution on its outstanding Common Shares, payable in Common Shares or securities exchangeable for or convertible into Common Shares (any of such events being called a “Common Share Reorganization”), then the Exercise Price in effect on the effective date or record date of any such Common Share Reorganization shall be adjusted immediately after such event, or on the record date for such Common Share Reorganization, as the case may be, so that it shall equal the amount determined by multiplying the Exercise Price in effect immediately prior to such event or record date, by a fraction: (A) the numerator of which shall be the total number of Common Shares outstanding immediately prior to giving effect to such Common Share Reorganization; and (B) the denominator of which shall be the total number of Common Shares outstanding immediately after giving effect to such Common Share Reorganization (including, in the case where securities exchangeable for or convertible into Common Shares are distributed, the number of Common Shares that would have been outstanding had all such securities been exchanged for or converted into Common Shares on such effective date or record date, as the case may be).

To the extent that any such securities are not so issued or exercised prior to the expiration thereof, the Exercise Price shall then be re-adjusted to the Exercise Price which would then be in effect based upon the number of Common Shares actually issued and remaining issuable after such expiration, and will be further re-adjusted in such manner upon expiration of any further such securities.

(b)	Rights Offering. If and whenever at any time prior to the Expiry Time the Company shall fix a record date for the issuance of rights, options or warrants to all or substantially all of the holders of the outstanding Common Shares, entitling them to subscribe for or purchase Common Shares or securities convertible into or exchangeable for Common Shares, at a price per share (or having a conversion or exchange price per share) less than 95% of the Current Market Price of the Common Shares on such record date (any of such events being called a “Rights Offering”), then the Exercise Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Exercise Price in effect on such record date by a fraction:

(i)	the numerator of which shall be (A) the total number of Common Shares outstanding on such record date, plus (B) the number determined by dividing (I) the aggregate price of the total number of additional Common Shares offered for subscription or purchase (or the aggregate conversion or exchange price of the convertible or exchangeable securities so offered) by (II) the Current Market Price of the Common Shares as of such record date; and

(ii)	the denominator of which shall be (A) the total number of Common Shares outstanding on such record date, plus (B) the total number of additional Common Shares offered for subscription or purchase (or into which the convertible or exchangeable securities so offered are convertible or exchangeable).

To the extent that any such rights, options or warrants are not so issued or exercised prior to the expiration thereof, the Exercise Price shall then be re-adjusted to the Exercise Price which would then be in effect based on the aggregate price of the total number of Common Shares (or the aggregate conversion or exchange price of the convertible or exchangeable securities) actually issued and remaining issuable upon the exercise of such convertible or exchangeable securities, as the case may be.

If by the terms of the rights, options or warrants referred to in this Section 5(b), there is more than one purchase, conversion or exchange price per Common Share, the aggregate price of the total number of additional Common Shares offered for subscription or purchase, or the aggregate conversion or exchange price of the convertible securities so offered, shall be calculated for purposes of the adjustment on the basis of the lowest purchase, conversion or exchange price per Common Share, as the case may be.

(c)	If and whenever at any time prior to the Expiry Time the Company shall fix a record date for the issue or the distribution to all or substantially all the holders of its outstanding Common Shares of: (i) shares of any class of the Company, other than Common Shares; (ii) rights, options or warrants to acquire shares or securities exchangeable for or convertible into shares or property or other assets of the Company; (iii) evidence of its indebtedness; or (iv) any property or other assets, and in each case, if such issuance or distribution does not constitute (A) a Common Share Reorganization or (B) a Rights Offering (any such non-excluded event being called a “Special Distribution”), then the Exercise Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Exercise Price in effect on such record date by a fraction:

(i)	the numerator of which shall be the greater of (I) one and (II)(1) the total number of Common Shares outstanding on such record date multiplied by the Current Market Price per Common Share on such record date, less (2) the fair market value on such record date (as determined by the board of directors of the Company, acting reasonably and in good faith, whose determination shall be conclusive) of such securities, rights, options, warrants, evidences of indebtedness or other property or assets so issued or distributed in the Special Distribution; and

(ii)	the denominator of which shall be the total number of Common Shares outstanding on such record date multiplied by the Current Market Price per Common Share on such record date.

To the extent that such distribution is not so made, the Exercise Price shall be re-adjusted to the Exercise Price which would then be in effect if such record date had not been fixed or to the Exercise Price which would then be in effect based upon such securities, rights, options, warrants, evidences of indebtedness or other property or assets actually distributed, as the case may be.

(d)	Reorganization, Reclassification, Combination, or Merger. In the event of any: (i) capital reorganization of the Company (other than a Common Share Reorganization); (ii) reclassification or redesignation of the Common Shares at any time outstanding or a change of the Common Shares into other shares or into other securities; (iii) consolidation, amalgamation, arrangement, business combination or merger of the Company with or into another Person (other than a consolidation, amalgamation or merger which does not result in any reclassification or redesignation of the outstanding Common Shares or a change of the Common Shares into other shares); (iv) sale of all or substantially all of the Company’s assets to another Person; or (v) other similar transaction (other than any such transaction covered by Sections 5(a), 5(b) or 5(c)) (any such events being called a “Capital Reorganization”), each Warrant shall, immediately after such reorganization, reclassification, business combination, merger, sale, or similar transaction, remain outstanding and: (A) shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of shares or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such Capital Reorganization if the Holder had exercised this Warrant in full immediately prior to the time of such Capital Reorganization and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and (B) appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to ensure that the provisions of this Warrant shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares, securities, or assets thereafter acquirable upon exercise of this Warrant (including, in the case of any business combination, merger, sale, or similar transaction in which the successor or purchasing Person is other than the Company, an immediate adjustment in the Exercise Price to the value per share for the Common Shares reflected by the terms of such business combination, merger, sale, or similar transaction, and a corresponding immediate adjustment to the number of Warrant Shares acquirable upon exercise of this Warrant without regard to any limitations or restrictions on exercise, if the value so reflected is less than the Exercise Price in effect immediately prior to such business combination, merger, sale, or similar transaction). The Company shall not effect any Capital Reorganization unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such Capital Reorganization shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder (acting reasonably), the obligation to deliver to the Holder such shares, securities, or assets which, in accordance with the foregoing provisions, the Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, with respect to any Capital Reorganization, the Holder shall have the right (whether or not the Holder receives the notice required under Section 5(f)(iii)) to elect prior to the consummation of such event or transaction, to give effect to the exercise rights contained in Section 3 instead of giving effect to the provisions contained in this Section 5(d).

(e)	Certain Events. If any event of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions occurs, then the directors of the Company, acting reasonably and in good faith, may make an appropriate adjustment in the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with the provisions of this Section 5; provided, that no such adjustment pursuant to this Section 5(e) shall increase the Exercise Price or decrease the number of Warrant Shares issuable as otherwise determined pursuant to this Section 5.

(f)            Adjustment Rules.

(i)	The adjustments provided for in Sections 5(a), 5(b), 5(c), 5(d) and 5(e) are cumulative and will, in the case of adjustments to the Exercise Price, be computed to the nearest one-tenth of one cent and will be made successively whenever an event referred to therein occurs, subject to the following paragraphs of this Section 5(f).

(ii)	If at any time a dispute arises with respect to the adjustments provided in this Warrant , such question shall, absent manifest error, be conclusively determined by a firm of independent chartered accountants appointed by the Company, acting reasonably and in good faith, and acceptable to the Holder, acting reasonably, and the Company shall provide such accountants with access to all necessary records of the Company and such determination shall be binding upon the Company and the Holder.

(iii)	At least 5 Business Days prior to the effective date or record date, as the case may be, of any event which requires an adjustment (or readjustment) in the rights pursuant to this Warrant, including the Exercise Price and the number and class of Warrant Shares or other securities which are to be received upon the exercise hereof, the Company shall deliver to the Holder a certificate from an executive officer of the Company setting and certifying the particulars of such event and the required adjustment (or readjustment), calculation of such adjustment (or readjustment) to the Exercise Price and the Redemption Price (or the formula for calculation if based on a share price or other event to occur after the date of such notice), and the record date or the effective date for such event.

(iv)	As a condition precedent to the taking of any action which would result in an adjustment to the Exercise Price, the Company shall take any corporate action which may be necessary in order that the securities to which the Holder is entitled on the full exercise of its exercise right in accordance with the provisions hereof shall be available for such purpose and that such shares may be validly and legally issued as fully paid and non-assessable shares.

(v)	If the issuance of any Common Shares of the Company upon the exercise of this Warrant requires compliance with any requirement under any law before such shares may be validly issued upon such exercise, the Company agrees to take such actions as may be necessary to secure such compliance.

(vi)	In the absence of a resolution of the directors of the Company fixing a record date for a Special Distribution or Rights Offering, the Company will be deemed to have fixed as the record date therefor the date on which the Special Distribution or Rights Offering is effected.

(vii)	If at any time after the date hereof and prior to the Expiry Time the Exercise Price is adjusted or readjusted under Sections 5(a), 5(b) or 5(c), then the number of Common Shares purchasable upon the subsequent exercise of this Warrant shall be simultaneously adjusted or readjusted, as the case may be, by multiplying the number of Common Shares purchasable upon the exercise of this Warrant immediately prior to such adjustment or readjustment by a fraction, which shall be the inverse of the fraction used in the adjustment or readjustment of the Exercise Price.

(g)            Notices. In the event:

(i)	that the Company shall take a record of the holders of its Common Shares (or other capital shares or securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of any class or any other securities, or to receive any other security;

(ii)	of any Capital Reorganization; or

(iii)	of the voluntary or involuntary dissolution, liquidation, or winding-up of the Company;

then, and in each such case, to the extent practicable, the Company shall send or cause to be sent to the Holder at least 5 Business Days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be: (A) the record date for such dividend, distribution, meeting or consent, or other right or action, and a description of such dividend, distribution, or other right or action to be taken at such meeting or by written consent; or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which holders of record of Common Shares (or such other capital shares or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their Common Shares (or such other capital shares or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Shares; provided, however, that the Company may satisfy this Section 5(g) by publicly disclosing such information in a document filed or furnished with the Commission or a widely distributed press release, in each case, on or prior to the applicable notice deadline set forth herein.

6.            Transfer of Warrant. This Warrant and the rights hereunder are not transferable except that the Holder may transfer this Warrant, in whole or in part, to any affiliate of the Holder that is controlled by the Holder, upon delivery or surrender of this Warrant to the Company electronically or at its then principal executive offices with a properly completed and duly executed assignment in the form attached hereto as Exhibit B. To the extent any transfer or withholding taxes are payable in connection with such transfer, the Holder shall be responsible for any such taxes. Upon satisfaction of the foregoing procedures, the Company shall execute and deliver a new warrant certificate in respect of this Warrant in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new warrant certificate evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly thereafter be and be deemed to be cancelled.

7.            Holder Not Deemed a Shareholder; Limitations on Liability. Except as otherwise specifically provided herein, prior to the issuance to the Holder of the Warrant Shares to which the Holder is then entitled to receive upon the due exercise of this Warrant, the Holder shall not be entitled solely by virtue of holding this Warrant to vote or receive dividends or be deemed the holder of shares of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any right to vote, give, or withhold consent to any corporate action (whether any reorganization, issue of shares, reclassification of shares, consolidation, merger, conveyance, or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company whether such liabilities are asserted by the Company or by creditors of the Company.

8.            Replacement on Loss; Division and Combination.

(a)	Replacement of Warrant on Loss. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Shares as the Warrant so lost, stolen, mutilated, or destroyed; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

(b)	Division and Combination of Warrant. Subject to compliance with the applicable provisions of this Warrant, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Company at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys. Subject to compliance with the applicable provisions of this Warrant, the Company shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as the Warrant or Warrants so surrendered in accordance with such notice.

9.            Compliance with the Securities Act.

(a)	The Holder acknowledges that this Warrant and all Warrant Shares issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form and shall be subject to the restrictions on transfer set forth therein:

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SHARES MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION.

(b)	The Holder acknowledges that this Warrant and any Warrant Shares issued upon exercise of this Warrant within four months and one day of the Original Issue Date shall be stamped or imprinted with legends in substantially the following form:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [THE DATE THAT IS FOUR MONTHS AND ONE DAY FROM THE CLOSING DATE].

THE [SECURITIES ISSUABLE UPON THE EXERCISE OF THE] SECURITES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON TSX.

10.            Warrant Register. The Company shall keep and properly maintain at its principal executive offices books for the registration of the Warrant and any transfers thereof.

11.            Notices. All notices (including any Exercise Notice), requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight courier; (c) on the date sent by email if sent prior to 5:00 p.m. on a Business Day (New York City time) or on the next Business Day if sent after 5:00 p.m. (New York City time) on a Business Day or on any day that is not a Business Day; or (d) on the third day after the date mailed, by certified or registered mail. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address as shall be specified in a notice given in accordance with this Section 11).

If to the Company:	Perpetua Resources Corp. 405 S. 8th Street, Suite 201 Boise, Idaho 83702 Attn: Mark Murchison, Chief Financial Officer Email: [***]

with a copy (which shall not constitute notice) to:	Hunton Andrews Kurth LLP 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202 Attn: Joanna Enns Email: [***]

If to the Holder:

with a copy (which shall not constitute notice) to:

12.            Cumulative Remedies. Except to the extent expressly provided in Section 7 to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

13.            Entire Agreement. This Warrant, together with the Subscription Agreement and the Registration Rights Agreement, constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Warrant and the statements in the Subscription Agreement or the Registration Rights Agreement, the statements in the body of this Warrant shall control.

14.            Successors and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.

15.            No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Warrant.

16.            Interpretation. For purposes of this Warrant and unless the context otherwise requires: (a) the words “include”, “includes”, and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein”, “hereof”, “hereby”, “hereto”, and “hereunder” refer to this Warrant as a whole. All references to “$” means the lawful currency of the United States of America. Whenever the singular is used in this Warrant, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

17.            Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

18.            Severability. If any term or provision of this Warrant is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

19.            Governing Law. This Warrant shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

20.            Submission to Jurisdiction. Any legal suit, action, or proceeding arising out of or based upon this Warrant or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and County of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by certified or registered mail to such party’s address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action, or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

21.            Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Warrant is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Warrant or the transactions contemplated hereby.

22.            No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

23.            Signature and Electronic Copies. This Warrant may be signed digitally or by other electronic means, which shall be deemed to be an original and shall be deemed to have the same legal effect and validity as a certificate bearing an original signature. A signed copy of this Warrant transmitted by email or other electronic transmission shall be deemed to have the same legal effect and validity as delivery of an originally executed copy of this Warrant.

[signature page follows]

IN WITNESS WHEREOF, the Company has duly executed and issued to the Holder this Warrant on the Original Issue Date.

PERPETUA RESOURCES CORP.

By:
[NAME]
[TITLE]

Exhibit A

Exercise Notice

To:         PERPETUA RESOURCES CORP.

(1)	The undersigned hereby elects to purchase ________________ Warrant Shares of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)	Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

______________________________________________________________

(3)	The Warrant Shares shall be delivered to the following:

______________________________________________________________

______________________________________________________________

______________________________________________________________

(4)	The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(5)	If the Warrant Shares are being issued to a person other than the undersigned or an affiliate controlled by the undersigned (the “Third Party”), the undersigned agrees to deliver such certificates and opinions to the Company that are necessary for purposes of confirming that the Third Party is an “accredited investor” as defined in Regulation D promulgated under the Securities Act and that the transfer is being effectuated pursuant to a valid exemption from the registration requirements under the Securities Act.

Name of Holder:

Signature of Authorized Signatory:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

Exhibit B

Assignment Form

(To assign the foregoing Warrant to an affiliate of Holder that is controlled by the Holder pursuant to Section 6 of the Warrant, execute this form and supply required information. Do not use this form to purchase shares or to transfer the Warrant or any Warrant Shares to a non-affiliate.)

NOW, THEREFORE, FOR VALUE RECEIVED, the attached Warrant and all rights evidenced thereby are hereby assigned to:

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated:

Holder’s Signature:

Holder’s Address:

Exhibit C

Wire Transfer Instructions

(see attached)